EXHIBIT 99.1
JOINT FILER INFORMATION
Other Reporting Person(s)
1. MSD Credit Opportunity Master Fund, L.P.

Item	Information
Name:	MSD Credit Opportunity Master Fund, L.P.

Address:	645 Fifth Avenue, 21st Floor, New York, New York 10022

Designated Filer:	MSDC Management, L.P.

Date of Event Requiring Statement (Month/Day/Year):	November 4, 2011

Issuer Name and Ticker or Trading Symbol:	JOURNAL COMMUNICATIONS, INC. [JRN]

Relationship of Reporting Person(s) to Issuer:	10% Owner

If Amendment, Date Original Filed (Month/Day/Year):	Not Applicable

Individual or Joint/Group Filing:	Form filed by More than One Reporting Person

Signature:	By:	MSDC Management, L.P.
	Its:	Investment Manager

	By:	MSDC Management (GP), LLC
	Its:	General Partner

	By:	/s/ Marc R. Lisker
	Name:	Marc R. Lisker
	Title:	Managing Director
	Date:	November 14, 2011